Exhibit 99.1

September 15, 2016

Dear Shareholders:

RealBiz Media Group just filed its financials for the third quarter ended July 31, 2016, and I want to share with you some of management’s thoughts.  Operating loss for the quarter was ($11,164) compared to ($715,818) in the same period year ago.  Over the nine-month period ended July 31, 2016, we lost ($96,235) compared to ($3,383,935) in the same period a year ago.  Net loss for the third quarter ended July 31, 2016 was $175,937 compared to $1,377,368 in the same quarter a year ago.  Almost all the loss in the quarter ended July 31, 2016 was attributable to interest expense on the convertible note issued in December 2014.  All interest due on such note will end in December 2016, taking out a substantial contributor to negative cash flows.

While the company, through its many steps has stabilized its cash management, considerable pressure remains in our one product business model.  I believe that RealBiz produces the best and the highest quality videos in the real estate industry.  However, commoditizing from low cost competitors has become a major issue.  This is the main reason our income continues to decline while our cash flows have stabilized.

In recognition of this long term threat, your management has developed Nestbuilder Agent 2.0 which incorporates our superlative video technology into a comprehensive suite of products.  We now expect to have multiple opportunities on the horizon to combine our product mix at the enterprise level, with dramatic financial results for the company. This development indicates that our engineering team remains second to none.

Our management team is dedicated and committed to bringing shareholder value.  To that end, in the third quarter ended July 31, 2016 we were able to settle several lawsuits, mostly inherited from former management, but also including the case we brought against our former employees.  The lawsuit against Monaker Group, Inc. continues, and it looks like we will have a trial in December. Since our capital raise in November 2015, we have not raised any further funds, thus minimizing shareholder dilution (except for shares issued as interest on the aforementioned convertible note).

All our hard work has brought us to a position where our major forays into new markets and products should prove successful in the next three to six months.

We may finally be at the precipice of great things and we thank you for having the confidence in this very hard working team to endure.

Sincerely,

/s/ Alex Aliksanyan

Alex Aliksanyan

Chief Executive Officer

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this letter are forward-looking and thus reflect management’s current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “looks,” “indicates,” “believes,” “should,” “may” and similar expressions are intended to identify forward-looking statements. Please refer to the risks and uncertainties set forth under Item 1A., Risk Factors, of RealBiz’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.